Exhibit T3A-3

ARTICLES OF INCORPORATION

The undersigned, acting as the incorporator of a corporation for profit pursuant to
7-102-102, Colorado Revised Statutes (C.R.S.), delivers these Articles of Incorporation to the Colorado Secretary of State for filing, and states as follows:

  The entity name of the corporation is Mesa In-Flight, Inc.

  The corporation is authorized to issue 100 shares of common stock.

  The street address of the corporation's initial registered office and the name of its initial registered agent at that office are: 1675 Broadway, Denver, CO 80202

  Registered Agent Name: CT Corporation

  The address of the corporation's initial principal office is: CT Corporation, 27550 E. 75th Avenue, Denver, CO 80249

  The name and address of the incorporator is: Christopher Pappaioanou

  Address: 410 N. 44th Street, Ste. 700, Phoenix, AZ 85008

  The address to-which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is: 410 N. 44th Street, Ste. 700; Phoenix, AZ 85008

Incorporator Signature

Signer's Name-printed: Christopher Pappaioanou

The Colorado Secretary of State may contact the following authorized person regarding this document:

Name: Christopher Pappaioanou

Address: 410 N. 44th Street, Ste. 700; Phoenix, AZ 85008

Voice: 602-685-4145

CONSENT TO APPOINTMENT

  THE CORPORATION COMPANY voluntarily consents to serve as registered agent for Mesa In-Flight Inc. on the date shown below:

  THE CORPORATION COMPANY knows and understands the duties of a registered agent as set forth in the Colorado Corporation Code.

THE CORPORATION COMPANY

By: ______________________________
         Terrie L. Bates, Asst Secy

Dated: May 8, 2002